AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 2002
                                                      REGISTRATION NO. 333-82176
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

   ALLEGHENY ENERGY, INC.           MARYLAND                     13-5531602
  ALLEGHENY CAPITAL TRUST I         DELAWARE                     02-6131464
 ALLEGHENY CAPITAL TRUST II         DELAWARE                     02-6131466
 ALLEGHENY CAPITAL TRUST III        DELAWARE                     02-6131467
  (Exact name of registrant      (State or other              (I.R.S. Employer
as specified in its charter)     jurisdiction of             Identification No.)
                                  incorporation
                                or organization)

                              10435 DOWNSVILLE PIKE
                            HAGERSTOWN, MD 21740-1766
                                 (301) 790-3400
       (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                                   ----------

                            THOMAS K. HENDERSON, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                             ALLEGHENY ENERGY, INC.
                              10435 DOWNSVILLE PIKE
                            HAGERSTOWN, MD 21740-1766
                                 (301) 790-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------

                                   COPIES TO:
ROBERT E. BUCKHOLZ, JR., ESQ.                         RAYMOND W. WAGNER, ESQ.
     SULLIVAN & CROMWELL                            SIMPSON THACHER & BARTLETT
      125 BROAD STREET                                 425 LEXINGTON AVENUE
NEW YORK, NEW YORK 10004-2498                      NEW YORK, NEW YORK 10017-3954
       (212) 558-4000                                     (212) 455-2000
                                   ----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                   ----------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             SUBJECT TO COMPLETION,
                               DATED APRIL 9, 2002


PROSPECTUS
----------
                                 $1,500,000,000
                             ALLEGHENY ENERGY, INC.
                                  COMMON STOCK
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                                      UNITS

                            ALLEGHENY CAPITAL TRUST I
                           ALLEGHENY CAPITAL TRUST II
                           ALLEGHENY CAPITAL TRUST III

                              PREFERRED SECURITIES
                             GUARANTEED AS DESCRIBED
                              IN THIS PROSPECTUS BY
                             ALLEGHENY ENERGY, INC.

                                   ----------


     Allegheny Energy, Inc. may offer and sell common stock, senior debt securities, subordinated debt securities, warrants, stock purchase contracts and units. Allegheny Capital Trust I, Allegheny Capital Trust II and Allegheny Capital Trust III may offer and sell preferred securities representing undivided beneficial interests in the assets of such entity. We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of the securities offered to the public will be limited to $1,500,000,000.

     We will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, together with any and all documents incorporated by reference herein and in any supplement, carefully before you invest.

     The common stock of Allegheny Energy is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol "AYE".

     We may sell the securities to underwriters, through agents or directly to other purchasers. The prospectus supplement will include the names of any underwriters or agents.

     INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 5 FOR MORE INFORMATION.

                                   ----------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                   ----------

                           Prospectus dated   , 2002

                                TABLE OF CONTENTS

                                                                            PAGE

About This Prospectus ...................................................      3

About Allegheny Energy, Inc. ............................................      3

About Allegheny Capital Trust I, Allegheny Capital Trust II
  and Allegheny Capital Trust III .......................................      4

Risk Factors ............................................................      5

Forward-Looking Statements ..............................................     16

Ratios of Earnings to Fixed Charges .....................................     16

Use of Proceeds .........................................................     17

Description of the Common Stock We May Offer ............................     17

Description of the Debt Securities We May Offer .........................     19

Description of the Warrants We May Offer ................................     28

Description of the Stock Purchase Contracts We May Offer ................     29

Description of Units We May Offer .......................................     30

Description of Preferred Securities That the Trusts May Offer ...........     30

Description of Trust Guarantees .........................................     37

Legal Ownership and Global Securities ...................................     40

Plan of Distribution ....................................................     42

Validity of the Securities ..............................................     43

Experts .................................................................     44

Where You Can Find More Information .....................................     44

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration or continuous process. Under this shelf registration process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities that we may offer.

     Each time we sell securities, we will provide a "prospectus supplement" that will contain specific information about the terms of that offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplements together with the additional information described in the section entitled "Where You Can Find More Information".


     The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading "Where You Can Find More Information".


     When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete as of any date other than the date mentioned on the cover page of these documents.

     We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

     Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.


                          ABOUT ALLEGHENY ENERGY, INC.

     Allegheny Energy, Inc., incorporated in Maryland in 1925, is a diversified utility holding company. We derive substantially all of our income from the operations of our principal subsidiaries:

     o Monongahela Power Company, The Potomac Edison Company and West Penn Power Company, which are regulated utility operating companies;


     o Allegheny Energy Supply Company, LLC, which we refer to as Allegheny Energy Supply, is a company that owns, operates and develops electric generating facilities, and markets and trades energy and energy-related commodities in selected domestic markets; and


     o Allegheny Ventures, Inc., which provides and develops telecommunications and energy-related products and services, including natural gas and electricity consulting and management services and natural gas supply and transportation services.

     Our executive offices are located at 10435 Downsville Pike, Hagerstown, Maryland 21740-1766, and our telephone number is (301) 790-3400.

         ABOUT ALLEGHENY CAPITAL TRUST I, ALLEGHENY CAPITAL TRUST II AND
                           ALLEGHENY CAPITAL TRUST III

     Allegheny Capital Trust I, Allegheny Capital Trust II and Allegheny Capital Trust III, each a "Trust" and together the "Trusts", are each a statutory business trust created under Delaware law. Each Trust exists for the exclusive purposes of:

     o issuing and selling the preferred securities, which represent preferred undivided beneficial ownership interests in the Trust's assets;

     o issuing and selling the common securities, which represent common undivided beneficial ownership interests in the Trust's assets, to us in a total liquidation amount equal to at least 3% of the Trust's total capital;

     o using the proceeds from the issuances to buy our subordinated debt securities;

     o maintaining the Trust's status as a grantor trust for federal income tax purposes; and

     o engaging in only those other activities necessary, advisable or incidental to these purposes.

     Any subordinated debt securities we sell to each Trust will be the sole assets of the Trust, and, accordingly, payments under the subordinated debt securities will be the sole revenues of the Trust. We will acquire and own all of the common securities of each Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of each Trust. The common securities will rank on a parity with, and payments will be made on the common securities PRO RATA with, the preferred securities, except that upon an event of default under the amended and restated declaration of trust resulting from an event of default under the subordinated debt securities, our rights as holder of the common securities to distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the preferred securities.

     Each Trust has a term of 35 years, but may dissolve earlier as provided in its amended and restated declaration of trust. Each Trust's business and affairs are conducted by its trustees. The trustees for each Trust are Bank One Trust Company, N.A., as institutional trustee, Bank One Delaware, Inc., as the Delaware trustee, and two regular trustees, or "administrative trustees", who are officers of Allegheny Energy. Bank One Trust Company, N.A., as institutional trustee, will act as sole indenture trustee under the amended and restated declaration of trust. Bank One Trust Company, N.A. will also act as guarantee trustee under the guarantee and as indenture trustee under the subordinated debt indenture.

     The duties and obligations of each trustee are governed by the amended and restated declaration of trust. As issuer of the subordinated debt securities to be purchased by each Trust, we will pay all fees, expenses, debts and obligations (other than the payment of distributions and other payments on the preferred securities) related to each Trust and any offering of preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Trust. The principal executive office of each Trust is c/o Allegheny Energy, Inc., 10435 Downsville Pike, Hagerstown, Maryland 21740-1766, and each Trust's telephone number is (301) 790-3400.

                                  RISK FACTORS

     AN INVESTMENT IN ANY OF THE SECURITIES INVOLVES A NUMBER OF RISKS. THE PERFORMANCE OF THESE SECURITIES WILL REFLECT THE PERFORMANCE OF OUR BUSINESS RELATED TO, AMONG OTHER THINGS, COMPETITION AND GENERAL ECONOMIC, MARKET AND INDUSTRY CONDITIONS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AND ANY FACTORS PERTAINING TO THE SECURITIES DESCRIBED IN THE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN THE SECURITIES. IN REVIEWING INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD BEAR IN MIND THAT PAST EXPERIENCE IS NO INDICATION OF FUTURE PERFORMANCE.


                        RISKS ASSOCIATED WITH REGULATION


OUR BUSINESS OPERATES IN THE DEREGULATED SEGMENTS OF THE ELECTRIC POWER INDUSTRY CREATED BY RESTRUCTURING INITIATIVES AT BOTH STATE AND FEDERAL LEVELS. IF THE TREND TOWARDS COMPETITIVE RESTRUCTURING OF THE ELECTRIC POWER INDUSTRY IS REVERSED, DISCONTINUED OR DELAYED, OUR BUSINESS PROSPECTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.

     The regulatory environment of the power generation industry has recently been undergoing substantial changes, on both the federal and state levels. The majority of states have taken active steps towards allowing retail customers the right to choose their electricity supplier. On the federal level, the national Energy Policy Act of 1992 led to market-based regulations of the wholesale exchange of power within the electric industry by permitting the Federal Energy Regulatory Commission, or FERC, to compel electric utilities to allow third parties to sell electricity to wholesale customers over their transmission systems. These changes have significantly affected the nature of the industry and the manner in which its participants conduct their business.

     Moreover, existing statutes and regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have an effect on our businesses in ways that we cannot predict. Some restructured markets, such as in California, have experienced interruptions of supply and price volatility. These interruptions of supply and price volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, government agencies and other interested parties have made proposals to re-regulate areas of these markets that have previously been deregulated, and, in California, legislation has been passed placing a moratorium on the sale of generating plants by regulated utilities. Proposals to re-regulate the wholesale power market have been made at the federal level. Proposals of this sort, and legislative or other attention to the electric restructuring process in the states in which we currently, or may in the future, operate, may cause this process of deregulation to be delayed, discontinued or reversed, which could have a material adverse effect on our results of operations or our strategies. The recent bankruptcy filing by Enron Corporation, and related matters, may affect the regulatory and legislative process, perhaps in unpredictable ways.


OUR REGULATED UTILITY SUBSIDIARIES HAVE "PROVIDER-OF-LAST-RESORT" OBLIGATIONS AND OUR GENERATING SUBSIDIARY PROVIDES ELECTRICITY TO OUR REGULATED UTILITY SUBSIDIARIES IN AMOUNTS SUFFICIENT TO SATISFY THESE OBLIGATIONS AT PRICES WHICH MAY BE BELOW ITS COST AND IN AMOUNTS THAT MAY EXCEED ITS SUPPLY CAPACITY.


     THE PROVIDER-OF-LAST-RESORT OBLIGATIONS UNDER POWER SALES AGREEMENTS MAY HAVE NO RELATIONSHIP TO OUR ACTUAL COST TO SUPPLY THIS POWER.

     Until the transition to full market competition is complete, our regulated utility subsidiaries--West Penn Power Company, Monongahela Power Company with respect to its Ohio customers and The Potomac Edison Company--are required to provide electricity at capped rates, which may be below current market rates, to retail customers that do not choose an alternative electricity generation supplier and those who switch back from alternate suppliers. To satisfy this "provider-of-last-resort" obligation, these regulated utility subsidiaries source power from Allegheny Energy Supply, our generating subsidiary, under long-term power sales agreements. The power sales agreements Allegheny Energy Supply has with West Penn, Monongahela Power with respect to its Ohio customers and Potomac Edison currently require a significant portion of the normal operating capacity of Allegheny Energy Supply's generating assets that were previously owned by the regulated utility subsidiaries.

In addition, these agreements have a fixed price as well as a market-based pricing component. These components may have little or no relationship to the cost of supplying this power. This means that our generating subsidiary currently absorbs a portion of the risk of fuel price increases and increased costs of environmental compliance since Allegheny Energy Supply is unable to pass on such costs to our regulated utility subsidiaries. We expect that there will be similar risks when customer choice is implemented in West Virginia where Monongahela Power also has distribution operations. Because the risk of fuel price increases and increased environmental compliance costs cannot be completely passed through to customers during the transition period absent regulatory approval, we, on a consolidated basis, retain these risks.

     DEMAND FOR POWER FROM OUR GENERATION SUBSIDIARY COULD EXCEED ITS SUPPLY CAPACITY.

     From time to time the demand for power required to meet the provider-of-last-resort contract obligations could exceed Allegheny Energy Supply's available generation capacity. A variety of factors may cause such a situation, including an increase in the number of customers of our regulated utility subsidiaries, greater demand for power from existing customers or an interruption of service at Allegheny Energy Supply's generating facilities. If this occurs, Allegheny Energy Supply would have to buy power on the market at prices which may exceed the traditional marginal production and delivery costs of Allegheny Energy Supply's owned or controlled assets. Although Allegheny Energy Supply may be able to charge West Penn, Monongahela Power with respect to its Ohio customers and Potomac Edison these higher incremental costs pursuant to the terms of long-term power sales agreements, those companies might not be able to pass the costs on to their retail customers, resulting in the possibility that we could lose money or profit potential on a consolidated basis. Since these situations most often occur during periods of peak demand, it is possible that the market price for power at that time would be very high. Unlike the cooler weather over the summers of 2001 and 2000, the hotter-than-normal summers of 1999 and 1998 saw market prices for electricity in regions in which our regulated utility subsidiaries have provider-of-last-resort obligations peak in excess of $1,000 per megawatt-hour. Utilities that did not own or purchase sufficient available capacity prior to those periods incurred significant losses in sourcing incremental power. Even if a supply shortage was brief, we could suffer substantial losses that could have an adverse effect on our results of operations. In addition, the electricity our regulated utility subsidiaries purchase from Allegheny Energy Supply to meet the provider-of-last-resort obligations is not available for sale at what most likely would be more favorable wholesale prices.

     BECAUSE THE PROVIDER-OF-LAST-RESORT OBLIGATIONS DO NOT RESTRICT CUSTOMERS FROM SWITCHING SUPPLIERS OF POWER, WE ARE NOT GUARANTEED ANY LEVEL OF POWER SALES.

     While our regulated utility subsidiaries are required to provide electricity to customers who do not choose an alternative supplier, customers are with few restrictions entitled at any time to obtain service from an alternative supplier. As customers elect to purchase electricity elsewhere, Allegheny Energy Supply's sales of power may decrease. Alternatively, customers could switch back to the regulated utility subsidiaries from alternative suppliers, which may increase demand above Allegheny Energy Supply's facilities' available capacity, some of which it may have committed to sell to other customers. Thus, any such switching by customers could have an adverse effect on Allegheny Energy Supply's results of operations and financial position by reducing sales and revenues or by reducing available capacity and increasing expenses.


THE DIFFERENT REGIONAL POWER MARKETS IN WHICH ALLEGHENY ENERGY SUPPLY COMPETES OR WILL COMPETE IN THE FUTURE HAVE CHANGING REGULATORY STRUCTURES, WHICH COULD AFFECT ITS PERFORMANCE IN THESE REGIONS.


     Allegheny Energy Supply's results are likely to be affected by differences in the market and regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of new regional transmission organizations, or RTOs, such as the proposed new RTO extending across the entire Northeastern region of the United States, may adversely affect Allegheny Energy Supply's ability to sell electricity produced by its owned or controlled generating capacity to markets in New York or New England. The rules governing the various regional power markets may also change from time to time, which could affect Allegheny Energy Supply's costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on Allegheny Energy Supply's business.

Allegheny Energy Supply's operating results will also be affected by the addition of generation or transmission capacity serving PJM-West and any other power markets.


WE MAY NOT FULLY RECOVER OUR TRANSMISSION COST OF SERVICE AS A RESULT OF OUR PARTICIPATION IN PJM-WEST.

     Our plan to turn operational control of our transmission assets over to PJM Interconnection, L.L.C. in the form of PJM-West includes the risk that we may not fully recover our transmission cost of service. We have filed a proposal with FERC for a transitional surcharge to recover the costs we expect to incur as a result of participating in PJM-West. FERC has accepted our proposal subject to possible refunds after the outcome of an evidentiary hearing inquiring into our transmission costs. Accordingly, having decided to proceed with PJM-West, and in light of FERC's order, there is a risk that we will be required to pay significant refunds to our transmission customers, and that our future transmission service revenues will be materially lower than they are today.

OUR BUSINESS IS SUBJECT TO REGULATION UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT. THAT ACT LIMITS OUR BUSINESS OPERATIONS, OUR ABILITY TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES AND OUR ABILITY TO AFFILIATE WITH PUBLIC UTILITIES.

     We continue to be subject to regulation under the Public Utility Holding Company Act, or PUHCA. PUHCA limits our ability to acquire, own and operate energy assets, and it limits the dividends that our subsidiaries may pay from unearned surplus. In addition, we must obtain prior approval from the SEC under PUHCA in order to raise financing or to acquire the voting securities of any public utility or take any other action that would result in our affiliation with another public utility.

CHANGES IN FERC REGULATION MAY CAUSE US TO LOSE THE BENEFITS OF OUR INTEGRATED UTILITY OPERATIONS.

     The success of our business depends, in part, on the economic efficiencies of integrated and coordinated utility operations between our electric transmission, distribution, wholesale marketing and retail service businesses. FERC has promulgated a rule that requires electric utilities to unbundle the services they provide so as to separate electric transmission from wholesale marketing activities. In particular, the rule requires employees with operational responsibility for transmission and reliability services to function independently from operating employees engaged in wholesale and unbundled retail marketing activities (functional unbundling). FERC currently permits senior officers and directors to have ultimate decision-making authority for both electric transmission and wholesale marketing businesses. FERC has, however, proposed to expand this functional unbundling requirement to require employees in all energy-related businesses to function independently from transmission operating employees, which include senior management employees as well. If FERC were to expand its policy in this fashion, it could result in duplicative management responsibilities, loss of efficiencies and increased operating expenses, which could have a material adverse effect on our businesses. In addition, FERC has requested comments on whether it should require full corporate unbundling (E.G., divestiture) of electric transmission businesses from other energy-related activities. If FERC were to adopt this more extreme requirement, it could have a further material adverse effect on our businesses.

SOME LAWS AND REGULATIONS GOVERNING RESTRUCTURING OF THE WHOLESALE GENERATION MARKET IN VIRGINIA AND WEST VIRGINIA HAVE NOT YET BEEN INTERPRETED OR ADOPTED AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON HOW WE OPERATE OUR BUSINESS, OUR OPERATING RESULTS AND OUR OVERALL FINANCIAL CONDITION.


     While the electric restructuring laws in Virginia and West Virginia established the general framework governing the retail electric market, the laws required the utility commission in each state to issue rules and determinations implementing the laws. Some of the regulations governing the retail electric market have not yet been adopted by the utility commission in each state. These laws, when they are interpreted and when the regulations are developed and adopted, may have a negative impact on our business, results of operations and financial condition.

        RISKS ASSOCIATED WITH OUR ACQUISITION AND DEVELOPMENT ACTIVITIES

OUR ACQUISITION OF GENERATING FACILITIES AND DEVELOPMENT ACTIVITIES MAY NOT BE SUCCESSFUL, WHICH WOULD IMPAIR OUR ABILITY TO GROW PROFITABLY.


     OUR BUSINESS DEVELOPMENT STRATEGY REQUIRES US TO IDENTIFY AND COMPLETE DEVELOPMENT PROJECTS.

     Our business strategy depends, in part, on our ability to identify and complete development and construction projects and any acquisitions at appropriate prices. If the assumptions underlying the prices we pay for future acquisition, development and construction projects prove to be inaccurate, the financial performance of the particular facility, our ability to recover our investment, and our overall results of operations and financial position could be significantly impaired. Moreover, if we are not able to access capital at competitive rates, our ability to pursue our development strategy will be adversely affected. A number of factors could affect our ability to access capital, including general economic conditions, capital market conditions, market prices for electricity and gas and the overall health of the utility industry, our capital structure and limitations imposed by PUHCA.


     WE WILL BE REQUIRED TO SPEND SIGNIFICANT SUMS BEFORE ACQUISITION OR CONSTRUCTION OF A FACILITY.


     Before we can commence construction of or acquire a generation facility, we may be required to invest significant resources on preliminary engineering, permitting, legal and other matters in order to determine the feasibility of the project. Moreover, the process for obtaining initial environmental, siting and other governmental and regulatory permits and approvals is complicated, expensive and lengthy, and is subject to significant uncertainties. We may also be required to obtain SEC approval for our financing arrangements. Obtaining these permits and approvals can delay acquisition and construction. If for any reason we are not able to obtain all required permits and approvals, or obtain them in a timely manner, we may be prevented from completing an acquisition, development or construction project. For the same reasons, we also may not be able to obtain and comply with all necessary licenses, permits and approvals for our existing facilities that we seek to expand.

     BECAUSE PLANT CONSTRUCTION IS COSTLY AND SUBJECT TO NUMEROUS RISKS, WE MAY INCUR ADDITIONAL COSTS OR DELAYS AND MAY NOT BE ABLE TO RECOVER OUR INVESTMENT.

     We have announced construction plans for four generating facilities totaling approximately 2,294 MW, and we intend to pursue our strategy of developing and constructing other new facilities and expanding existing facilities. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including:


     o    shortages and inconsistent quality of equipment, material and labor;

     o    work stoppages;

     o    permits, approvals and other regulatory matters;

     o    adverse weather conditions;

     o    unforeseen engineering problems;

     o    environmental and geological conditions;

     o delays or increased costs to interconnect our facilities to transmission grids;

     o    unanticipated cost increases; and

     o    our attention to other projects.

     If we are unable to complete the development or construction of a facility, we may not be able to recover our investment in it. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations and financial position. Furthermore, if construction projects are not completed according to specifications, we may incur liabilities, and suffer reduced plant efficiency, higher operating costs and reduced earnings. Also, changes in market prices for electricity from these projects may make them uneconomic.

     SOME RISKS CANNOT BE COVERED BY INSURANCE.

     While we maintain insurance, obtain warranties from vendors and obligate contractors to meet specified performance standards, we remain substantially exposed to the risks described above. Furthermore, the proceeds of such insurance and the warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or liquidated damages payments that we may owe upon the realization of any of the risks described above.

WE HAVE MADE OR HAVE COMMITTED SUBSTANTIAL INVESTMENTS IN OUR RECENT ACQUISITIONS, DEVELOPMENT AND CONSTRUCTION PROJECTS, AND OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY INTEGRATE, OPERATE AND MANAGE THESE ASSETS.


     We cannot assure you that the facilities we acquire, or others we may acquire or develop, or our construction projects, will generate cash flows or revenue that provide appropriate returns on our investments or that we will successfully:


     o    integrate acquired assets with our existing operations;

     o    develop our management and corporate infrastructure;


     o negotiate favorable terms for the sale of electricity generated by the facilities we have acquired or developed, those we plan to construct or develop, and any we acquire in the future; or


     o    operate our acquired facilities on an efficient, cost-effective basis.


     Our ability to successfully integrate assets will depend on, among other things, the adequacy of our implementation plans, including with respect to our systems integration and data processing capabilities, our ability to achieve desired economies of scale and operating efficiencies within and among our facilities, and our ability to negotiate favorable contracts in connection with the electricity that we generate. If we are unable to successfully integrate these assets into our operations, we could experience increased costs and losses on our investments.

WE MAY BE REQUIRED TO ASSUME LIABILITIES, INCLUDING ENVIRONMENTAL AND EMPLOYEE-RELATED LIABILITIES, UNDER ACQUISITION AGREEMENTS, WHICH COULD REDUCE OUR CASH FLOW AND OUR RESULTS OF OPERATIONS.

     Some of the acquisition agreements that we have entered into with third parties have required that we assume specified pre-closing liabilities, primarily related to litigation or investigations with respect to environmental and employee matters. We are likely to be required to assume these types of liabilities, as well as others, in connection with future acquisitions. As a result, we may be liable for significant environmental remediation costs, litigation costs or other liabilities arising from the operation of our facilities by prior owners, which could have a significant adverse effect on our cash flow and results of operations.


                    RISKS RELATED TO OUR BUSINESS OPERATIONS

CHANGES IN COMMODITY PRICES MAY INCREASE OUR COST OF PRODUCING POWER OR DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER, ADVERSELY AFFECTING OUR FINANCIAL PERFORMANCE.

     We are heavily exposed to changes in the price and availability of coal because most of our generating capacity is coal-fired. We have contracts of varying durations for the supply of coal for most of our existing generation capacity, but as these contracts end, we may not be able to purchase coal on terms as favorable as the current contracts.

     We are diversifying our dependence on coal-fired facilities through the acquisition and construction of natural gas-fired facilities, which increases our exposure to the more volatile market prices of natural gas. Almost all of our announced construction and development plans for additional generating capacity have involved natural gas-fired facilities.

     Changes in the cost of coal or natural gas and changes in the relationship between those costs and the market prices of electricity will affect our financial results. Since the price we obtain for electricity may not change at the same rate as the change in coal or natural gas costs, we may be unable to pass on the changes in costs to our customers.


     In addition, actual power prices and fuel costs will differ from those assumed in financial models used to value our trading positions, and those differences may be material. As a result, our financial results may fluctuate significantly and unpredictably in the future as some of those trading positions are marked to market.

BECAUSE WE MAY NOT ALWAYS FULLY HEDGE AGAINST CHANGES IN COMMODITY PRICES, WE WILL BEAR THE RISK OF PRICE CHANGES.

     To manage our financial exposure to commodity price fluctuations, we routinely enter into contracts, such as electricity, coal and natural gas purchase and sale commitments, to hedge our exposure to fuel supply and demand, market effects due to weather and other energy-related commodities. However, we do not necessarily hedge the entire exposure of our operations from commodity price volatility for a variety of reasons. To the extent we fail to hedge against commodity price volatility, our results of operations and financial position may be affected either favorably or unfavorably by price changes.

IF OUR RISK MANAGEMENT, WHOLESALE MARKETING, FUEL PROCUREMENT AND ENERGY TRADING POLICIES DO NOT WORK AS PLANNED, OUR RESULTS OF OPERATIONS MAY SUFFER.

     Our risk management, wholesale marketing, fuel procurement and energy trading procedures may not always be followed or work as planned. As a result, we cannot predict the impact that our risk management, wholesale marketing, fuel procurement and energy trading decisions may have on our business, operating results or financial position.

     Our risk management, wholesale marketing, fuel procurement and energy trading activities, including our power sales agreements with counterparties, rely on models that depend heavily on management's judgments and assumptions regarding factors such as the future market prices and demand for electricity and other energy-related commodities. These factors become more difficult to predict and the models become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these models, there may nevertheless be an adverse impact on our financial position and results of operations, if the judgments and assumptions underlying those models prove to be wrong or inaccurate.


PARTIES WITH WHOM WE HAVE CONTRACTS MAY FAIL TO PERFORM THEIR OBLIGATIONS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


     We purchase coal from a limited number of suppliers. In 2001, we purchased approximately 63% of our coal from one supplier. Any disruption in the delivery of coal, including disruptions as a result of weather, labor relations or environmental regulations affecting our coal suppliers, could adversely affect our ability to operate our coal-fired facilities and thus our results of operations.


     Delivery of natural gas to each of our natural gas-fired facilities typically depends on the natural gas pipeline or distributor for that location. As a result, we are subject to the risk that a natural gas pipeline or distributor may suffer disruptions or curtailments in its ability to deliver natural gas to us or that the amounts of natural gas we request are curtailed. These disruptions or curtailments could adversely affect our ability to operate natural gas-fired generating facilities and thus our results of operations.

     In addition, we are exposed to the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In that event, our financial results are likely to be adversely affected and we might incur losses. Although our models take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the models predict.

MATERIAL CHANGES IN THE FAIR VALUE OF OUR POWER SALES AGREEMENT WITH THE CALIFORNIA DEPARTMENT OF WATER RESOURCES, INCLUDING AS A RESULT OF ITS POSSIBLE BREACH OR RENEGOTIATION, MAY HAVE A MATERIAL IMPACT ON ALLEGHENY ENERGY SUPPLY'S RESULTS OF OPERATIONS.

     In March 2001, Allegheny Energy Supply entered into a power sales agreement with the California Department of Water Resources, or CDWR, the electricity buyer for the state of California. This agreement is in force for a period through December 2011. Under this agreement, Allegheny Energy Supply has committed to supply California with contract volumes varying from 150 MW to 500 MW through December 2004. For the last seven years of the contract, the contract volume will be fixed at 1,000 MW. The contract contains a fixed price of $61 per MWh. As of December 31, 2001, the reported prices for comparable delivery of power in California during times of peak demand in 2004 (the last year with publicly quoted prices) was $36.25 per MWh, and the fair value of Allegheny Energy Supply's agreement with the CDWR was approximately 22% of Allegheny Energy Supply's total assets. Allegheny Energy Supply records changes in the fair value of this agreement in Allegheny Energy Supply's statement of operations in wholesale revenues.

     On February 21, 2002, the California Public Utilities Commission, or California PUC, issued a rate agreement with the CDWR, in order for the CDWR to issue bonds to repay the state of California's general fund and other outstanding loans. The rate agreement requires the CDWR to use its best efforts to renegotiate its long-term power agreements, including its agreement with Allegheny Energy Supply, and it does not limit the ability of the California PUC or the CDWR to engage in litigation regarding those contracts.

     On February 25, 2002, the California PUC and the California Electricity Oversight Board, or CAEOB, filed complaints with FERC seeking to abrogate various contracts to which the CDWR is a counterparty, including two contracts with Allegheny Energy Supply to sell power to the CDWR. They allege that the contracts are unjust and unreasonable due to market dysfunction and the exercise of market power by electricity suppliers during 2001 in California. As a result, the California PUC and the CAEOB argue that the CDWR was forced to pay prices that are too high and accept onerous terms and conditions. In the alternative, they request that FERC reform the challenged contracts to provide just and reasonable pricing, reduce the duration of the contracts, and eliminate certain non-price terms. Allegheny Energy Supply is unable to predict the outcome of this litigation or the financial impact it may have on Allegheny Energy Supply.

     If our agreement was renegotiated or the CDWR failed for any reason to meet its obligations under this agreement, the value of the agreement as an asset might need to be reduced on Allegheny Energy Supply's consolidated balance sheet, with a corresponding reduction in net income.

OUR FACILITIES MAY PERFORM BELOW EXPECTATIONS, REQUIRE COSTLY REPAIRS OR REQUIRE US TO PURCHASE REPLACEMENT POWER.

     The operation of power generation, transmission and distribution facilities involves many risks, including the breakdown or failure of electrical generating or other equipment, fuel interruption and performance below expected levels of output or efficiency. In addition, weather-related incidents and other natural disasters can disrupt generation, transmission and distribution facilities. If our facilities operate below expectations, we may lose revenues or have increased expenses, including replacement power costs. A significant portion of our facilities were originally constructed many years ago. Older equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures on our part to keep operating at peak efficiency and is also likely to require periodic upgrading and improvement.

WE HAVE ONLY A LIMITED OPERATING HISTORY IN A MARKET-BASED COMPETITIVE ENVIRONMENT AND MAY NOT SUCCESSFULLY ADAPT TO THAT ENVIRONMENT.

     Our power generation facilities have historically been operated within vertically-integrated, regulated utilities that sold electricity to consumers at prices based on predetermined rates set by state public utility commissions. Most of these facilities are now owned by our unregulated generating subsidiary, Allegheny Energy Supply, which, unlike regulated utilities, does not benefit from predetermined rates that include a rate of return component. Also, Allegheny Energy Supply's revenues and results of operations are likely to depend, in large part, upon prevailing market prices for electricity in our regional markets and other competitive markets, the volume of demand, capacity and ancillary services. Operating successfully in this new market-based, competitive environment requires different skills and expertise than the regulated market. As the markets for power, capacity and services develop, consumers may change their behavior. We have a limited operating history for these facilities in the new environment and we may not be able to operate them successfully in that environment.


ALLEGHENY ENERGY SUPPLY RELIES ON POWER TRANSMISSION FACILITIES THAT IT DOES NOT OWN OR CONTROL. IF THESE FACILITIES DO NOT PROVIDE IT WITH ADEQUATE TRANSMISSION CAPACITY, ALLEGHENY ENERGY SUPPLY MAY NOT BE ABLE TO DELIVER ITS WHOLESALE ELECTRIC POWER TO ITS CUSTOMERS.

     Allegheny Energy Supply depends on transmission and distribution facilities owned and operated by utilities and other power companies to deliver the electricity it sells. This dependence exposes Allegheny Energy Supply to a variety of risks. If transmission is disrupted, or transmission capacity is inadequate, Allegheny Energy Supply may not be able to sell and deliver its products. If a region's power transmission infrastructure is inadequate, Allegheny Energy Supply's recovery of costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.


     FERC has issued power and gas transmission initiatives that require electric and gas transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity and gas, fair and equal access to transmission systems may in fact not be available. We cannot predict the timing or scope of the industry response to these initiatives. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.


CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY AFFECT OUR BUSINESS BY MAKING OUR POWER PLANTS LESS COMPETITIVE.


     A key element of our business model is that generating power at central power plants achieves economies of scale and produces electricity at relatively low cost. There are other technologies that produce electricity, most notably fuel cells, micro turbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing electricity to a level that is competitive with that of most central power station electric production. Decreasing demand for higher quality power may also improve the competitive position of these alternative sources of power. If these things were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be significantly impaired. Changes in technology could also alter the channels through which retail electric customers buy electricity, thereby affecting our financial results.


OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.


     Electrical power generation is generally a seasonal business. In many parts of the country, demand for electricity peaks during the hot summer months, with market prices also peaking at that time. In other areas, electricity demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the geography or location of facilities we acquire and the characteristics of such facilities, such as whether they are base-load or peaking facilities, as well as on the terms of power sale contracts we enter into.

THE LOSS OF OUR KEY EXECUTIVES OR OUR FAILURE TO ATTRACT QUALIFIED MANAGEMENT AND OTHER EMPLOYEES COULD LIMIT OUR GROWTH AND NEGATIVELY AFFECT OUR OPERATIONS.

     The success of our business relies, in large part, on our ability to attract and retain talented employees who possess the experience and expertise required to manage our business and its growth successfully. Our current key executives have substantial experience in our industry. It may be difficult to find senior executives with similar background and experience. The unexpected loss of services of one or more of these individuals could adversely affect our ability to effectively manage our operations. Likewise, we rely, in a large part, on specially skilled employees to run our plants. Because the market for employees with the appropriate skills is tight in many regions, our inability to attract employees of a similar caliber in the future could limit our ability to appropriately manage our facilities in certain markets, which, in turn, could hamper our efforts to successfully expand into those markets and thus limit our growth.

BECAUSE WE MAY NOT BE ABLE TO RESPOND EFFECTIVELY TO COMPETITION, WE MAY NOT BE ABLE TO MAINTAIN OUR REVENUES AND EARNINGS LEVELS.

     We may not be able to respond in a timely or effective manner to the many changes in the power industry resulting from regulatory initiatives to increase competition. Until quite recently, we operated as part of an integrated public utility system subject to rate regulation. We must now adapt to the new competitive environment, where we need new and different skills to succeed. If we do not manage this transition successfully, our results may suffer. In addition, we remain subject to significant regulatory constraints--for example, requirements under the PUHCA--that may hinder our efforts to respond to the changing competitive environment in a timely manner or at all, and thus also hurt our results of operations.

     Industry deregulation may facilitate the current trend toward consolidation in the utility industry but may also encourage the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses. As a result, additional and more formidable competitors in our industry may arise, and we may not be able to maintain our revenues and earnings levels or pursue our growth strategy.


     While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The start-up of new facilities in the regional markets in which we have facilities could increase competition in the wholesale power market in those regions, which could have a material negative effect on our business, results of operations and financial condition. Also, industry restructuring in regions in which we have substantial operations could affect our operations in a manner that is difficult to predict, since the effects will depend on the form and timing of the restructuring.

OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR CASH FLOW AND PROFITABILITY.


     Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources, site remediation and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations, and in particular emission regulations, could have a material impact on our industry, our business and our results of operations and financial condition, especially if emission limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated or the number and types of assets we operate increase.


     WE ANTICIPATE THAT WE WILL INCUR CONSIDERABLE CAPITAL COSTS FOR COMPLIANCE.


     We plan to install new emissions control equipment and may be required to upgrade existing equipment, purchase emissions allowances or reduce operations. During 2002 and 2003, we expect to spend approximately $411.2 million in connection with the installation of emission control equipment at our facilities and other compliance-related measures. This amount includes $78.1 million in expenditures relating to the remaining generating assets that we expect to transfer to Allegheny Energy Supply from Monongahela Power. Moreover, environmental laws are subject to change, which may materially increase our costs of compliance or accelerate the timing of these capital expenditures.

     WE MAY EXPERIENCE SHUTDOWNS IF WE ARE UNABLE TO OBTAIN ALL REQUIRED ENVIRONMENTAL APPROVALS.

     We may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining or renewing any required environmental regulatory approval or if we fail to obtain or comply with any such approval, the affected facilities could be delayed in becoming operational, temporarily closed or subjected to additional costs. Further, at some of our older facilities it may be uneconomical for us to install the necessary equipment, which may lead us to shut down or reduce the operations at certain individual generating units, resulting in a loss of capacity and possible significant environmental and other closure costs.

     FUTURE CHANGES IN ENVIRONMENTAL LAWS AND REGULATIONS COULD CAUSE US TO INCUR SIGNIFICANT COSTS OR DELAYS.

     New environmental laws and regulations affecting our operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to us or our facilities. For example, the laws governing nitrogen oxide (Nox) and sulfur dioxide (SO2) emissions from coal-burning plants are being re-interpreted by federal and state authorities. These re-interpretations could result in limitations on these emissions substantially more stringent than those currently in effect. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future.

     In addition, the Environmental Protection Agency, or EPA, is developing new policies concerning protection of endangered species and sediment contamination, based on a new interpretation of the Clean Water Act. The scope and extent of any resulting environmental regulations, and their effect on our operations, are unknown.

     IF WE FAIL TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, WE MAY HAVE TO PAY SIGNIFICANT FINES OR INCUR SIGNIFICANT CAPITAL EXPENDITURES.

     If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, our failure may result in the assessment of civil or criminal liability and fines against us and significant capital expenditures. Recent lawsuits by the EPA and various states highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular. For example, the Attorneys General of New York and Connecticut notified us in 1999 of their intent to commence civil actions against us for alleged violations of the Clean Air Act Amendments. If these actions were filed and if they were resolved against us, substantial modifications of our existing coal-fired power plants would be required. Similar actions may be commenced by other governmental authorities in the future.

     In addition, a number of our coal-fired facilities have been the subject of a formal request for information from the EPA. Similar requests to other companies have often been followed by enforcement actions. If an enforcement proceeding or litigation in connection with this request, or in connection with any proceeding for non-compliance with environmental laws, were commenced and resolved against us, we could be required to invest significantly in new emission control equipment, accelerate the timing of capital expenditures, pay penalties and/or halt operations. Moreover, our results of operations and financial position could suffer due to the consequent distraction of management and the expense of ongoing litigation. Other parties have settled similar lawsuits.

     WE COULD INCUR LIABILITIES FOR ENVIRONMENTAL REMEDIATION.

     Like other companies engaged in power generation, our operations involve the handling and use of hazardous materials and the generation of wastes. A risk of environmental contamination is inherent in many of our activities, and we could be required to investigate and remediate properties in the event of a release to the environment or the discovery of contamination. We are subject to certain environmental laws, such as the federal "Superfund" law, that can impose liability for the entire cost of cleaning up a site, regardless of fault, upon certain statutorily defined parties. These include current and former owners or operators of a contaminated site and companies that send wastes to a site that becomes contaminated. Many of our sites have been operated for a number of years and could require remediation in the future if contamination is discovered or if operations cease at a facility.


     WE ARE UNLIKELY TO BE ABLE TO PASS ON THE COST OF ENVIRONMENTAL COMPLIANCE TO OUR CUSTOMERS.

     Most of our contracts with customers do not permit us to recover additional capital and other costs incurred by us to comply with new environmental regulations. As a result, to the extent these costs are incurred prior to the expiration of these contracts, these costs could adversely affect our profitability.

OUR SUBSIDIARIES ARE AND MAY BECOME SUBJECT TO LEGAL CLAIMS ARISING FROM THE PRESENCE OF ASBESTOS OR OTHER REGULATED SUBSTANCES AT CERTAIN OF OUR FACILITIES.

     Our regulated subsidiaries have been named as defendants in pending asbestos litigation involving multiple plaintiffs and multiple defendants. In addition, asbestos and other regulated substances are still present and may in the future continue to be located at Allegheny Energy Supply facilities where suitable alternative materials are not available. Also, although Allegheny Energy Supply did not contractually assume any liabilities for asbestos claims or any other environmental claims when our regulated subsidiaries transferred generating assets to it, Allegheny Energy Supply may be named as a co-defendant with our regulated subsidiaries in pending asbestos claims involving multiple plaintiffs. Allegheny Energy Supply believes that it uses and stores all hazardous substances in a safe and lawful manner. However, asbestos and other hazardous substances are currently used and will continue to be used at Allegheny Energy Supply facilities, which could result in actions being brought against Allegheny Energy Supply, claiming exposure to asbestos or other hazardous substances.


WE ARE NEGOTIATING A COLLECTIVE BARGAINING AGREEMENT, AND WE MAY SUFFER WORK INTERRUPTIONS.


     Since May 2001, our largest union representing over 1,100 of our employees has been working under an expired contract. While we are in negotiations with the union covered by the expired agreement and we do not currently anticipate any problems in reaching a new agreement, there is a risk that a new agreement may not be entered into without work interruptions or other pressure tactics. Any lengthy work interruptions could reduce our ability to meet customers' needs and materially and adversely affect our revenues or increase our costs.


    RISKS ASSOCIATED WITH THE OFFERED SECURITIES AND OUR CORPORATE STRUCTURE

WE HAVE ADOPTED ANTI-TAKEOVER MEASURES THAT COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT OR EXPENSIVE.

     Provisions of our bylaws, our stockholder rights plan and anti-takeover provisions of Maryland law could make it difficult for a third party to acquire control of us. As permitted by Maryland law, our bylaws provide for a classified board, with board members serving staggered three-year terms. We also have executed change in control agreements with key officers that contain provisions that may make it more expensive to effect a change in control and replace incumbent management. In addition, we have a stockholder rights plan, which entitles existing stockholders to purchase shares of common stock at a substantial discount in the event of an acquisition of 15% or more of our outstanding common stock or an unsolicited tender offer for those shares. While the purpose of the staggered board and rights plan is to prevent abusive takeover tactics and to protect our stockholders' investment in us, they could have the effect of preventing or making more difficult an acquisition or change in control that stockholders, in their judgment, might have favored.

YOU CANNOT BE SURE THAT THE SECURITIES WE MAY ISSUE, OTHER THAN THE COMMON STOCK, WILL HAVE AN ACTIVE AND LIQUID TRADING MARKET OR THAT A TRADING MARKET FOR THE SECURITIES WILL BE SUSTAINED IF DEVELOPED.

     The securities, other than our common stock, would constitute a new issue of securities with no established trading market and they may not be listed on any securities exchange. The development of an active and liquid trading market will depend on a number of factors outside of our control, such as the number of holders of the securities and the interest of securities dealers in making a market for the securities. Accordingly, an active and liquid trading market for the securities may not develop. In addition, even if an active and liquid trading market develops, you cannot be sure that the trading market will be sustained. If a trading market for the securities does not develop or is not sustained, the market price and liquidity of the securities may be harmed. Also, even if the securities are traded, they may trade at a discount from their initial offering price or other price at which the securities were purchased.


              RISKS ASSOCIATED WITH A CHANGING ECONOMIC ENVIRONMENT

     In response to the September 11, 2001 terrorists' attack on the United States and the ongoing war against terrorism by the United States, the financial markets have been disrupted in general. Additionally, the availability and cost of capital for our business and that of our competitors could be adversely affected by the bankruptcy of Enron Corporation. These events could constrain the capital available to our industry and could adversely affect our access to funding for our operations, the demand for and pricing of our products and the financial stability of our customers and counterparties in transactions.


                           FORWARD-LOOKING STATEMENTS


     This prospectus contains or incorporates by reference forward-looking statements, including statements regarding our results of operations, assets and liabilities and statements with respect to deregulation activities and movements toward competition in states that are served by our operations, markets, products, services, prices, generating capacity, provider-of-last-resort contract obligations, capital expenditures, regulatory matters, liquidity, capital resources, the effect of litigation and accounting matters. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may", "will", "could", "project", "believe", "anticipate", "expect", "intend", "estimate", "continue", "potential", "plan", "forecast", "strategy" and the like. We cannot assure you that our actual results will not differ materially from expectations or estimates. Actual results have varied materially and unpredictably from past expectations and estimates. Factors that could cause our actual results to differ materially include those discussed under "Risk Factors" as well as:

     o    changes in the weather and other natural phenomena;

     o political, economic and business conditions, including the continuing impact on the economy of the September 11, 2001 terrorist attacks;

     o changes in environmental and other laws and regulations to which we, our subsidiaries, our markets and our activities are subject, or other external factors over which we have no control;

     o    loss of any significant customers or suppliers;

     o    changes in business strategy, operations or development plans;

     o    changes in technology;

     o changes in industry capacity and developments at or other activities by our competitors;

     o    changes in the price of power and fuel for electric generation;

     o changes in the underlying inputs and assumptions used to estimate the fair value of commodity contracts;

     o    liquidity and access to capital markets;


     o    litigation; and

     o the effect of accounting policies issued periodically by accounting standard-setting bodies.

                       RATIOS OF EARNINGS TO FIXED CHARGES


     Our consolidated ratios of earnings to fixed charges for each of the fiscal years ended December 31, 1997 through 2001 are as follows:

                             YEARS ENDED DECEMBER 31,
     -------------------------------------------------------------------------
        1997           1998            1999            2000           2001
     -----------    -----------     -----------     -----------    -----------
        3.15           3.08            3.16            3.02           3.29

     The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. Earnings means net income from continuing operations before adjustment for minority interest in consolidated subsidiaries, plus fixed charges, plus income taxes, plus amortization of capitalized interest, plus distributed income of equity investees, less interest capitalized, less preferred dividends, less income from unconsolidated investees. Fixed charges means interest expenses, plus interest capitalized, plus amortization of debt issuance costs, plus tax deductible preferred dividends, plus the result of our nondeductible preferred dividends adjusted by our effective tax rate, plus estimated interest component of rental expense.


                                 USE OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, capital expenditures and the repayment of short-term and long-term borrowings. Unless otherwise indicated in an accompanying prospectus supplement, the Trusts will use all proceeds received from the sale of preferred securities to purchase our subordinated debt securities.

                  DESCRIPTION OF THE COMMON STOCK WE MAY OFFER


     In this section, we describe the material features and rights of the common stock we may offer. This summary does not purport to be exhaustive and is qualified in its entirety by reference to applicable Maryland law, our charter, by-laws and the Allegheny Stockholder Protection Rights Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" on page 44.


     GENERAL. We are authorized to issue 260,000,000 shares of common stock, having a par value of $1.25 per share. The common stock is the only class of our capital stock authorized or outstanding. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. As of December 31, 2001, there were 125,276,479 shares of our common stock outstanding, held by 37,644 holders of record.

     All outstanding shares of our common stock are, and any common stock offered by a prospectus supplement, will be, duly authorized, fully paid and nonassessable.


     DIVIDEND RIGHTS. As a Maryland corporation and a public utility holding company, we are subject to statutory and regulatory limitations on the authorization and payment of dividends. Subject to these restrictions, our board of directors may declare dividends on our common stock, payable at such times as the board of directors may determine, out of legally available retained earnings or net income. Retained earnings available for dividends on our common stock amounted to $1,099.5 million at December 31, 2001.


     If we declare a dividend, the holders of our common stock are entitled to receive and share ratably in it. We will pay a dividend declared on the common stock to the record holders as they appear in the register on the record date for that dividend. The record date will not be more than forty days before the dividend payment date, as fixed by our board of directors.

     LIQUIDATION RIGHTS. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive a ratable portion of the assets available for distribution to stockholders after the satisfaction in full of all the prior rights of our creditors, including holders of our indebtedness and all liabilities.

     VOTING RIGHTS. The holders of our common stock possess exclusive voting rights in Allegheny Energy, including the right to elect our board of directors and act on any matters required to be presented to them under Maryland law or otherwise presented to them by our board of directors. Holders of our common stock are entitled to one vote per share, with the right to cumulative voting in the elections of directors. Cumulative voting means that each stockholder entitled to vote in the election of directors has the right to that number of votes equal to the number of shares of stock held by that stockholder multiplied by the number of directors to be elected. These votes may be cast for a single director or for any two or more directors standing for election.

     Under Maryland law and our charter, the number of directors comprising our board of directors may only be fixed by a vote of the board of directors. The members of our board of directors are divided into three classes, as equal in size as possible. The members of each class of directors serve a three-year term, and the terms of the classes are staggered so that only one class is elected annually. Directors may only be removed with cause by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors. Vacancies on the board of directors are filled by the affirmative vote of a majority of the remaining directors, and any director elected to fill a vacancy holds office for the remainder of the term of the class to which he is elected.

     Because our board is classified, it may be more time consuming and difficult to replace incumbent directors. At least two annual meetings of stockholders, instead of one, will generally be required to change a majority of the board of directors. Moreover, the combination of the classified board and cumulative voting in the election of directors may make it more difficult for challengers to defeat incumbent directors. Thus, the classified board could increase the likelihood that incumbent directors retain their positions. Also, the staggered terms of the classes of directors may delay, defer or prevent a tender offer or an attempt to change control of Allegheny Energy.

     Under Maryland law, a person that acquires "control shares" of a Maryland corporation has no voting rights with respect to those control shares unless the acquisition of the control shares is approved by two-thirds of the stockholders, not including the acquiror, officers or executive directors of the corporation. Control shares are those voting shares of stock which, when aggregated with all other shares of stock owned or controlled by the acquiror, give the acquiror voting power within certain statutory ranges. The acquiror is not able to vote shares within any range of voting power for which stockholder approval has not been obtained.

     The Maryland control share statute does not apply to shares acquired in a merger, consolidation or share exchange in which the corporation is a party or if the control share acquisition is approved or exempted by the charter or by-laws of the corporation. By taking away the voting rights of a person acquiring control shares, the control share statute makes it more difficult to effect a takeover of our company without first obtaining the approval of our stockholders.

     PRE-EMPTIVE RIGHTS. No holder of our common stock is entitled as a matter of right to subscribe to any new or additional shares of common stock, or any security convertible into common stock, unless the new or additional common stock is offered for money and other than by a public offering. If these pre-emptive rights become available to the holders of our common stock, the period during which they may be exercised may be limited by the board to no less than ten days after the mailing of the notice announcing their availability.

     The holders of our common stock have no conversion or redemption rights.


STOCKHOLDER PROTECTION RIGHTS AGREEMENT

     GENERAL. Each share of our common stock has attached to it one right. This right is represented by the same certificate representing the common stock (or in the case of uncertificated common stock, by the registration of the associated share of common stock on our stock transfer books). Until the separation date, which we describe below, the rights are transferred only with the common stock. The rights are not exercisable until after the separation date and they are subject to redemption or exchange, as described below. The rights have an exercise price of $100 per right, subject to antidilution adjustment. The rights expire at the close of business on March 6, 2010, unless we redeem them earlier. Holding unexercised rights gives you no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

     SEPARATION DATE; SEPARATION OF RIGHTS FROM THE COMMON STOCK. The rights will separate from our common stock at the earlier of two possible times. The first such time is ten business days following a public announcement that a person or group of affiliated or associated persons (which we refer to as an "acquiring person") has acquired, or has the right to acquire, the ownership of 15% or more of the outstanding shares of our common stock. This is referred to as the "share acquisition date". The second possible time is ten business days, or a later date if so determined by our board of directors prior to any person becoming an acquiring person, following the commencement of a tender or exchange offer which would result in an acquiring person owning 15% or more of the outstanding shares of our common stock. This is referred to as the "Flip-In Date".

     EXERCISE OF RIGHTS. If any person or group becomes an acquiring person, we will provide that each holder of a right, other than rights beneficially owned by the acquiring person, whose rights will then be null and void, will have the right to receive, upon exercise of the right at the current exercise price, that number of shares of our common stock having a market value of two times the exercise price of the right. If we are acquired in a merger or other business combination transaction in which the acquiring person is treated differently from other stockholders, or is a party to the transaction, or if 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person, we will provide that each holder of a right will have the right to receive, upon exercise of the right at the current exercise price, that number of shares of common stock of the acquiring company which, at the time of the transaction, have a market value of two times the exercise price of the right.

     REDEMPTION OR EXCHANGE OF RIGHTS. At any time prior to the tenth day after a share acquisition date, we may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors may establish in its sole discretion. At any time after a Flip-In Date and prior to the time when an acquiring person beneficially owns more than 50% of our outstanding common stock, we may exchange the rights, other than rights beneficially owned by the acquiring person, whose rights will then be null and void, for shares of common stock at the rate of one share per right, subject to antidilution adjustment.

     ANTI-TAKEOVER EFFECTS. The rights will not prevent a takeover of us. However, the rights may substantially dilute the voting strength of a person or group that acquires 15% or more of our common stock, unless the rights are first redeemed. The rights should not interfere with a transaction that is in the best interests of us and our stockholders because the rights can be redeemed on or prior to the Flip-In Date, before the consummation of any transaction.

                 DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

     UNLESS THE CONTEXT OTHERWISE INDICATES, THE TERMS "WE", "US" OR "OUR" THAT ARE USED IN THIS SECTION ARE REFERENCES ONLY TO ALLEGHENY ENERGY, INC. WITHOUT ANY OF ITS CONSOLIDATED SUBSIDIARIES.

     We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

     The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt, including our debt that was issued and is currently outstanding under an indenture.

     The subordinated debt securities will constitute part of our subordinated debt, will be issued under a subordinated debt indenture described below and will be subordinate in right of payment to all of our "senior indebtedness", as defined in the subordinated debt indenture. Senior indebtedness will include our debt currently outstanding under the indenture referenced in the previous paragraph. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness.

     "Debt securities" in this prospectus refers to both the senior debt securities and the subordinated debt securities.

     The senior debt securities and the subordinated debt securities are each governed by a document called an "indenture" -- the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and Bank One Trust Company, N.A., which acts as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture.

     Reference to an indenture or a trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

     The trustee under the indentures has two main roles:

     o FIRST, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf.

     o SECOND, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     The indentures permit us to issue different series of securities from time to time. We may issue securities in such amounts, at such times and on such terms as we wish. The debt securities may differ from one another in their terms.

     Debt securities may be sold at prices substantially below their face value, and may be denominated in foreign currencies. The prospectus supplement will describe:

     o any special United States federal income tax or other considerations, with respect to debt securities sold at an original issue discount; and

     o any special United States federal income tax or other considerations with respect to debt securities which are denominated in a currency or currency unit other than United States dollars.

     Unless otherwise indicated in the prospectus supplement, the covenants contained in the indentures and the debt securities will not afford holders of the debt securities protection in the event of a sudden decline in credit rating that might, for example, result from a highly leveraged transaction.

     The indentures do not limit the aggregate amount of debt securities that we may issue, nor do they limit the aggregate amount of any particular series.


SUMMARY OF TERMS OF DEBT SECURITIES


     Because this section is a summary, it does not describe every aspect of the debt securities. The indentures, any supplemental indentures and the debt securities contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. A copy of each indenture is filed or incorporated by reference as an exhibit to the registration statement relating to the debt securities. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in any prospectus supplement. See "Where You Can Find More Information" on page 44 for information on how to obtain a copy of the indentures.


     This section summarizes the material terms that will apply generally to the debt securities. Each particular debt security will have financial and other terms specific to it, and the specific terms of each debt security will be described in the applicable prospectus supplement. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.


     IN THE REMAINDER OF THIS DESCRIPTION, "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE SECTION ON PAGE 40 ENTITLED "LEGAL OWNERSHIP AND GLOBAL SECURITIES--LEGAL OWNERSHIP--`STREET NAME' AND OTHER INDIRECT HOLDERS".


FORM, EXCHANGE AND TRANSFER

     The debt securities will be issued:

     o    only in fully registered form;

     o    without interest coupons; and

     o    in denominations that are even multiples of $1,000. (Section 302)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange".

     You may exchange or transfer debt securities at the office of the entity performing the role of maintaining the list of registered holders, known as the "Security Registrar", or at the office of any transfer agent that we designate for that purpose. (Section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar or transfer agent, as applicable, is satisfied with your proof of ownership.

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt securities being partially redeemed. (Section 305)


PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the records of the Security Registrar or of the transfer agent, as applicable, at the close of business on a particular day in advance of each due date for interest, even if you no longer own any debt securities on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and will be stated in the prospectus supplement. (Section 307)

     Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest".

     We will pay interest, principal and any other money due on the debt securities at the trustee's corporate trust office. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "Paying Agents". We are required to maintain a Paying Agent in each place of payment for the debt securities. We must notify you of changes in the Paying Agents for your series of debt securities. (Section 1002)

     All interest, principal and any other money due on the debt securities that is paid by us to a Paying Agent and remains unclaimed for two years after the date on which the payment was due will be repaid to us. The holder of this debt security may then seek payment of the unclaimed amount only from us. (Section
1003)


MERGERS AND SIMILAR EVENTS

     We are generally permitted to consolidate or merge with another company or firm and to sell substantially all of our assets to another firm or to buy substantially all of the assets of another firm, provided we obtain the necessary regulatory approvals. However, we may not take any of these actions unless the following conditions, among others, are met:

     o Where we merge out of existence or sell our assets, the other firm may not be organized under a foreign country's laws (that is, it must be a corporation, partnership, trust or other entity organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the debt securities.

     o The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default (unless the merger or other transaction would cure the default). (Section 801)


MODIFICATION AND WAIVER

     There are three types of changes we can make to the indentures and the debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. The following is a list of those types of changes:

     o change the stated maturity of the principal of or interest on any debt securities;

     o    reduce any amounts due on any debt securities;

     o reduce the amount of principal payable upon acceleration of the maturity of any debt securities following a default;

     o    change the place or currency of payment on any debt securities;

     o    impair your right to sue for payment;

     o if the debt securities are subordinated, modify the subordination provisions in the subordinated debt indenture in a manner adverse to the holders of the subordinated debt securities;

     o reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

     o reduce the percentage of holders of debt securities whose consent is needed to waive compliance with provisions of the applicable indenture or to waive defaults; and

     o modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture. (Section 902)

     CHANGES REQUIRING A MAJORITY VOTE. The second type of change to a particular indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. The same vote would be required for us to obtain a waiver of all or part of any covenants described in the prospectus supplement, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of a particular indenture or the debt securities listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513)

     CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any approval by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. (Section 901)


FURTHER DETAILS CONCERNING VOTING

     When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

     o For discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

     o For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

     o For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.


     Debt securities will not be considered outstanding, and therefore are not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later on page 25 under "--Defeasance--Full Defeasance". (Section 101)


     We generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify if it sets the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURES OR THE DEBT SECURITIES OR REQUEST A WAIVER.


SUBORDINATION PROVISIONS

     Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities.

     Direct holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture or other indenture identified in the subordinated debt indenture. (Section 1101 in the subordinated debt indenture)

     Under the subordinated debt indenture, "senior indebtedness" includes all of our obligations to pay principal, premium, interest, penalties, fees and other charges:

     o    for borrowed money;

     o in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

     o    under capital leases;

     o    under letters of credit, bankers' acceptances or similar facilities;

     o issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

     o    under swaps and other hedging arrangements;

     o pursuant to our guarantee of another entity's obligations and all dividend obligations guaranteed by us; and

     o to satisfy the expenses and fees of the subordinated debt indenture trustee under the subordinated debt indenture.

     The following types of our indebtedness will not be "senior indebtedness":

     o    indebtedness we owe to a subsidiary of ours;

     o indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

     o indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

     o indebtedness we owe to any trust, other than the Trusts, or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle, and which has issued equity securities or other securities that are similar to the preferred securities; and

     o indebtedness we may incur in violation of the subordinated debt indenture.

     The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

     o in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets (Section 1102 in the subordinated debt indenture); or

     o (a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b). (Section 1103 in the subordinated debt indenture)

     If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness. (Section 1103 in the subordinated debt indenture)

     Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

     The prospectus supplement may include a description of additional terms implementing the subordination feature.


COVENANTS

     The prospectus supplement for your series of debt securities may set forth restrictive covenants with respect to your debt security.


DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will inform you of this decision in the prospectus supplement. (Section 1301 in the senior debt indenture; Section 1401 in the subordinated debt indenture)

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

     o We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     o There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

     o We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304 in the senior debt indenture; Sections 1402 and 1404 in the subordinated debt indenture)

     o In the case of the subordinated debt securities, the following requirement must also be met:

          o no event or condition may exist that, under the provisions described above under "--Subordination Provisions", would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date. (Section 1404 in the subordinated debt indenture)

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities that may be described in the applicable prospectus supplement. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

     o We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     o We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions of the indentures and the debt securities would no longer apply:

     o Covenants applicable to the series of debt securities and described in the prospectus supplement.

     o The events of default relating to breach of covenants and acceleration of the maturity of other debt, described below under "--Events of Default".

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


     In addition, in the case of the subordinated debt securities, the provisions described above under "--Subordination Provisions" will not apply if we accomplish covenant defeasance.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304 in the senior debt indenture; Sections 1403 and 1404 in the subordinated debt indenture)


EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? The term "event of default" for the debt securities means any of the following:

     o We do not pay the principal of or any premium on a debt security on its due date.

     o We do not pay interest on a debt security within 30 days of its due date.

     o    We do not deposit any sinking fund payment on its due date.

     o We remain in breach of a covenant of an indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 10% of the principal amount of debt securities of the affected series.

     o We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

     o Any other event of default described in the prospectus supplement occurs. (Section 501)

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under "--Subordination Provisions". If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture. (Section 512)

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     o You must give the trustee written notice that an event of default has occurred and remains uncured.

     o The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

     o The trustee must have not taken action for 60 days after receiving the notice and offer of indemnity. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default. (Section 1004)


SATISFACTION AND DISCHARGE

     Either indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of debt securities) as to all outstanding debt securities under that indenture when:

     o either (a) all such debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust or segregated and held in trust by us and repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all such debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at the stated maturity date within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense, and we have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose money in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal amount, premium, if any, and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity date or a redemption date, as the case may be;

     o we have paid or caused to be paid all other sums payable by us under the indenture; and

     o we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with. (Section 401)


REGARDING THE TRUSTEE

     The trustee under the indentures for the debt securities will be Bank One Trust Company, N.A. Bank One Trust Company, N.A. is the institutional trustee and its affiliate, Bank One Delaware, Inc., is the Delaware trustee for each of the Trusts, and Bank One Trust Company, N.A. is the trustee for each trust guarantee relating to the Trusts. In addition, we and Allegheny Energy Supply have a commercial banking relationship with Bank One Capital Markets, Inc. and Bank One, N.A., each of which is an affiliate of Bank One Trust Company, N.A.


     If an event of default (or an event that would be an event of default if the requirements for giving us default notice or for our default having to exist for a specific period of time were disregarded) occurs, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939 with respect to the debt securities. In that case, the trustee may be required to resign as trustee and we would be required to appoint a successor trustee.

                    DESCRIPTION OF THE WARRANTS WE MAY OFFER


GENERAL

     We may issue warrants to purchase senior debt securities, subordinated debt securities and common stock or any combination of these securities. Warrants may be issued by us independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     The following discussion outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement which contains this prospectus.

     The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

     o    the title of the warrants;

     o    the total number of warrants;

     o    the price or prices at which the warrants will be issued;

     o    the currency or currencies investors may use to pay for the warrants;

     o the designation and terms of the underlying securities purchasable upon exercise of the warrants;

     o the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

     o the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     o    whether the warrants will be issued in registered form or bearer form;

     o    information with respect to book-entry procedures, if any;

     o if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

     o if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

     o if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

     o if applicable, a discussion of material United States federal income tax considerations;

     o    the identity of the warrant agent;

     o the procedures and conditions relating to the exercise of the warrants; and

     o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock will not have any rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the common stock purchasable upon such exercise.


EXERCISE OF WARRANTS

     A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.


ENFORCEABILITY OF RIGHTS; GOVERNING LAW

     The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.


            DESCRIPTION OF THE STOCK PURCHASE CONTRACTS WE MAY OFFER

     We may issue stock purchase contracts, which are contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

     The prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

     o whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock and the nature and amount of common stock, or the method of determining that amount;

     o    whether the stock purchase contracts are to be prepaid or not;

     o whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

     o any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

     o whether the stock purchase contracts will be issued in fully registered or global form.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.


                        DESCRIPTION OF UNITS WE MAY OFFER

     We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

     The applicable prospectus supplement may describe:

     o the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

     o any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

     o    whether the units will be issued in fully registered or global form.

     The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.


          DESCRIPTION OF PREFERRED SECURITIES THAT THE TRUSTS MAY OFFER

     The following summary outlines the material terms and provisions of the preferred securities that any one of the Trusts may offer. The particular terms of any preferred securities a Trust offers and the extent, if any, to which these general terms and provisions may or may not apply to the preferred securities will be described in the applicable prospectus supplement.

     A Trust will issue the preferred securities under an amended and restated declaration of trust, which we will enter into at the time of any offering of preferred securities by the issuing Trust. The amended and restated declaration of trust for the Trust is subject to and governed by the Trust Indenture Act of 1939; Bank One Delaware, Inc. will act as Delaware trustee and Bank One Trust Company, N.A. will act as institutional trustee under the amended and restated declaration of trust for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will be those contained in the applicable amended and restated declaration of trust and those made part of the amended and restated declaration of trust by the Trust Indenture Act and the Delaware Business Trust Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of amended and restated declaration of trust, which is filed as an exhibit to the registration statement which contains this prospectus, the Trust Indenture Act and the Delaware Business Trust Act.

     The discussion in this section is applicable to all of the Trusts. However, for the remainder of this section, we refer to "Trust" in the singular, which shall mean the Trust that is issuing preferred securities.


TERMS

     The amended and restated declaration of trust will provide that the Trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will be held by us. The terms of the preferred securities, as a general matter, will mirror the terms of the subordinated debt securities that we will issue to the Trust in exchange for the proceeds of the sales of the preferred and common securities. If we fail to make a payment on the subordinated debt securities, the Trust holding those securities will not have sufficient funds to make related payments, including distributions, on its preferred securities.

     You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

     o the distinctive designation of the preferred securities and common securities;

     o the total and per-security liquidation amount of the preferred securities;

     o the annual distribution rate, or method of determining the rate at which the Trust issuing the common securities and preferred securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

     o the date or dates on which the distributions will be payable and any corresponding record dates;

     o whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

     o the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related subordinated debt securities;

     o whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;


     o whether the preferred securities will be convertible or exchangeable for other securities that we may issue;

     o the amount or amounts which will be paid out of the assets of the Trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust;


     o any obligation of the Trust to purchase or redeem preferred securities issued by it and the terms and conditions relating to any redemption obligation;

     o    any voting rights of the preferred securities;

     o any terms and conditions upon which the subordinated debt securities held by the Trust issuing the securities may be distributed to holders of preferred securities;

     o any securities exchange on which the preferred securities will be listed; and

     o any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the amended and restated declaration of trust or with applicable law.

     We will guarantee the preferred securities to the extent described below under "Description of Trust Guarantees". Our guarantee, when taken together with our obligations under the subordinated debt securities and the related subordinated debt indenture, and our obligations under the amended and restated declaration of trust, would provide a full, irrevocable and unconditional guarantee of amounts due on any preferred securities. Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.


LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Unless otherwise specified in an applicable prospectus supplement, the amended and restated declaration of trust will state that the Trust will be dissolved:

     o    on the expiration of the term of the Trust;

     o upon bankruptcy, dissolution or liquidation of us or the holder of the common securities of the Trust;

     o upon our written direction to the institutional trustee to dissolve the Trust and distribute the related subordinated debt securities directly to the holders of the preferred securities and common securities;

     o upon the redemption by the Trust of all of the preferred and common securities in accordance with their terms; or

     o    upon entry of a court order for the dissolution of the Trust.

     Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after the Trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities issued by the Trust will be entitled to receive:

     o the related subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

     o cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment.

     If the Trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by the Trust on its preferred and common securities will be paid on a PRO RATA basis. However, if an event of default under the subordinated debt indenture has occurred and is continuing with respect to any series of related subordinated debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.


EVENTS OF DEFAULT

     The following will be events of default under the amended and restated declaration of trust:

     o an event of default under the subordinated debt indenture occurs with respect to any related series of subordinated debt securities; or

     o any other event of default, if any, specified in the applicable prospectus supplement occurs.

     If an event of default with respect to a related series of subordinated debt securities occurs and is continuing under the subordinated debt indenture, and the subordinated debt indenture trustee fails to declare the principal amount of all of such subordinated debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the Trust holding such subordinated debt securities will have the right to instruct the trustee to declare that the principal amount of all of such subordinated debt securities be immediately due and payable.

     At any time after a declaration of acceleration has been made by the trustee with respect to a related series of subordinated debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may instruct the trustee to rescind any declaration of acceleration with respect to the related subordinated debt securities and its consequences:

     o if we deposit funds with the subordinated debt indenture trustee sufficient to pay all overdue principal of and premium and interest on the related subordinated debt securities and other amounts due to the subordinated debt indenture trustee; and

     o if all existing events of default with respect to the related subordinated debt securities have been cured or waived except non-payment of principal on the related subordinated debt securities that has become due solely because of the acceleration.

     The holders of a majority in liquidation amount of the affected preferred securities may instruct the trustee to waive any past default under the subordinated debt indenture with respect to related subordinated debt securities, other than a default in the payment of principal of, or any premium or interest on, any related subordinated debt security or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related subordinated debt security. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended and restated declaration of trust.

     The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the institutional trustee or to direct the exercise of any trust or power conferred on the institutional trustee under the amended and restated declaration of trust.

     A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the institutional trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of subordinated debt securities when payable.

     We are required to furnish annually, to the institutional trustee for the Trust, officers' certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and the Trust are not in default under the applicable amended and restated declaration of trust or, if there has been a default, specifying the default and its status.


CONSOLIDATION, MERGER OR AMALGAMATION OF THE TRUST

     The Trust may not consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described in "-- Liquidation Distribution Upon Dissolution". The Trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of the Trust, consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any State if:

     o    the successor entity either:

          o expressly assumes all of the obligations of the Trust relating to its preferred and common securities; or

          o substitutes for the Trust's preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

     o we appoint a trustee of the successor entity who has substantially the same powers and duties as the institutional trustee of the Trust;

     o the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded, if any;

     o the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

     o the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred or common securities or any substituted successor securities in any material respect;

     o the successor entity has a purpose substantially identical to that of the Trust;

     o prior to the merger event, we shall provide to the Trust an opinion of counsel from a nationally recognized law firm stating that:

          o the merger event does not adversely affect the rights, preferences and privileges of the holders of the Trust's preferred or common securities in any material respect;

          o following the merger event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

          o following the merger event, the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

     o we own, or our permitted transferee owns, all of the common securities of the successor entity so long as any preferred securities are outstanding; and

     o we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

     In addition, unless all of the holders of the preferred securities approve otherwise, the Trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it if the transaction would cause the Trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.


VOTING RIGHTS

     Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights except as discussed below and under "--Amendment to the Trust Agreement" and "Description of Trust Guarantees--Modification of the Trust Guarantee; Assignment" and as otherwise required by law.

     If any proposed amendment to the amended and restated declaration of trust provides for, or the administrative trustees of the Trust otherwise propose to effect:

     o any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the amended and restated declaration of trust or otherwise; or

     o the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the amended and restated declaration of trust,

then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

     The holders of a majority in aggregate liquidation amount of the preferred securities issued by the Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the amended and restated declaration of trust, including the right to direct the institutional trustee, as holder of the subordinated debt securities, to:

     o direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt indenture trustee for any related subordinated debt securities or execute any trust or power conferred on the subordinated debt indenture trustee with respect to the related subordinated debt securities;

     o waive certain past defaults under the subordinated debt indenture with respect to any related subordinated debt securities;

     o cancel an acceleration of the maturity of the principal of any related subordinated debt securities; or

     o consent to any amendment, modification or termination of the subordinated debt indenture or any related subordinated debt securities where consent is required.

     In addition, before taking any of the foregoing actions, we will provide to the institutional trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

     The institutional trustee will notify all preferred securities holders of the Trust of any notice of default received from the subordinated debt indenture trustee with respect to the subordinated debt securities held by the Trust.

     Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for the purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of common securities and preferred securities are entitled to vote to be given to each holder of record of the preferred securities at the holder's registered address at least seven days and not more than 60 days before the meeting.

     No vote or consent of the holders of the preferred securities will be required for the Trust to redeem and cancel its preferred securities in accordance with its amended and restated declaration of trust.

     Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us or any affiliate of ours will, for purposes of any vote or consent, be treated as if they were not outstanding.


AMENDMENT TO THE TRUST AGREEMENT

     The amended and restated declaration of trust may be amended from time to time by us and the institutional trustee and the administrative trustees of the Trust, without the consent of the holders of the preferred securities, to:

     o cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision;

     o    add to the covenants, restrictions or obligations of the sponsor; or

     o modify, eliminate or add to any provisions to the extent necessary to ensure that the Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, to ensure that the subordinated debt securities held by the Trust are treated as indebtedness for United States federal income tax purposes or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act of 1940;

PROVIDED, HOWEVER, that, in each case, the amendment would not adversely affect in any material respect the interests of the holders of the preferred securities.

     Other amendments to the amended and restated declaration of trust may be made by us and the trustees of the Trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of the Trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the Trust to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes, affect the treatment of the subordinated debt securities held by the Trust as indebtedness for United States federal income tax purposes or affect the Trust's exemption from the Investment Company Act of 1940.

     Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of the Trust, an amended and restated declaration of trust may not be amended to:

     o change the amount or timing of any distribution on the common securities or preferred securities of the Trust or otherwise adversely affect the amount of any distribution required to be made in respect of the common securities or preferred securities as of a specified date;

     o    change any of the redemption provisions; or

     o restrict the right of a holder of any common securities or preferred securities to institute suit for the enforcement of any payment on or after the distribution date.


REMOVAL AND REPLACEMENT OF TRUSTEES

     Unless an event of default exists under the subordinated debt securities, we may remove the institutional trustee and the Delaware trustee at any time. If an event of default exists, the institutional trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all the Trust's common securities. No resignation or removal of the institutional trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the amended and restated declaration of trust.


MERGER OR CONSOLIDATION OF TRUSTEES

     Any entity into which the institutional trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable amended and restated declaration of trust; provided, however, that the entity shall be otherwise qualified and eligible.


INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     For matters relating to compliance with the Trust Indenture Act of 1939, the institutional trustee for the Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. Except if an event of default exists under the amended and restated declaration of trust, the institutional trustee will undertake to perform only the duties specifically set forth in the amended and restated declaration of trust. While such an event of default exists, the institutional trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the institutional trustee is not obligated to exercise any of the powers vested in it by the amended and restated declaration of trust at the request of any holder of preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. But the holders of preferred securities will not be required to offer indemnity if the holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration event of default.


     Bank One Trust Company, N.A., which is the institutional trustee for the Trusts, also serves as the senior debt indenture trustee, the subordinated debt indenture trustee and the guarantee trustee under the trust guarantee described below. We and certain of our affiliates maintain banking relationships with Bank One Trust Company, N.A. and certain of its affiliates, which relationships are described above under "Description of the Debt Securities We May Offer--Regarding the Trustee".

MISCELLANEOUS


     The administrative trustees of the Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

     o the Trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes;

     o the subordinated debt securities held by the Trust will be treated as indebtedness of ours for United States federal income tax purposes; and

     o the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

     The administrative trustees are authorized to take any action, so long as it is consistent with applicable law, the certificate of trust or the amended and restated declaration of trust, that the administrative trustees determine to be necessary or desirable for the above purposes, as long as it does not materially and adversely affect the holders of the preferred securities.

     Registered holders of the preferred securities have no preemptive or similar rights.

     The Trust may not, among other things, incur indebtedness or place a lien on any of its assets.


GOVERNING LAW

     The amended and restated declaration of trust and the preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.


                         DESCRIPTION OF TRUST GUARANTEES

     The following describes certain general terms and provisions of the trust guarantees which we will execute and deliver for the benefit of the holders from time to time of preferred securities issued by any one or all of the Trusts. The trust guarantees will be separately qualified as an indenture under the Trust Indenture Act of 1939, and Bank One Trust Company, N.A. will act as indenture trustee under the trust guarantees for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. The terms of the trust guarantees will be those contained in the trust guarantees and those made part of the trust guarantees by the Trust Indenture Act of 1939. The following summary may not be complete and is subject to and qualified in its entirety by reference to the forms of trust guarantees, which are filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act of 1939. The trust guarantees will be held by the guarantee trustees of the Trusts for the benefit of the holders of the preferred securities.

     The discussion in this section is applicable to all of the trust guarantees. However, for the remainder of this section, we refer to "trust guarantee" in the singular, which shall mean the trust guarantee that is executed in connection with a particular issuance of preferred securities by a Trust.


GENERAL

     We will execute the trust guarantee when the preferred securities are issued. We will irrevocably and unconditionally agree to pay the following payments or distributions with respect to preferred securities, in full, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that the Trust may have except for the defense of payment:

     o any accrued and unpaid distributions which are required to be paid on the preferred securities, to the extent the Trust does not make such payments or distributions but has sufficient funds available to do so;

     o the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the Trust does not make such payments or distributions but has sufficient funds available to do so; and

     o upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of related subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities), to the extent the Trust does not make such payments or distributions, the lesser of:

            o the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment; and

            o the amount of assets of the Trust remaining available for distribution to holders of such preferred securities in liquidation of the Trust.

     Our obligation to make a payment under the trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which the trust guarantee relates or by causing the Trust to pay the amounts to the holders.


MODIFICATION OF THE TRUST GUARANTEE; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of preferred securities in any material respect (in which case no vote will be required), the trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in the trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates.


TERMINATION

     The trust guarantee will terminate when any of the following has occurred:

     o all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the Trust or both;

     o the subordinated debt securities held by the Trust have been distributed to the holders of the preferred securities; or

     o the amounts payable in accordance with the amended and restated declaration of trust upon liquidation of the Trust have been paid in full.

     The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the trust guarantee.


EVENTS OF DEFAULT

     There will be an event of default under the trust guarantee if we fail to perform any of our payment or other obligations under the trust guarantee. However, other than with respect to a default in payment of any guarantee payment, we must have received notice of default and not have cured the default within 90 days after receipt of the notice. We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our trust guarantee.

     The trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder's rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or anyone else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.


STATUS OF THE TRUST GUARANTEE

     The trust guarantee will be our general unsecured obligation and will rank as follows:

     o subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture;

     o on parity with any preferred stock we may issue, any guarantees of other preferred securities we or our affiliates may issue and with other issues of subordinated debt securities; and

     o    senior to our common stock.

     The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of the trust guarantee relating to the subordination.


INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, except if we default under the trust guarantee, will undertake to perform only such duties as are specifically set forth in the trust guarantee and, in case a default with respect to the trust guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the trust guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it may incur.


     Bank One Trust Company, N.A., which is the guarantee trustee under each trust guarantee, also serves as the senior debt indenture trustee, the subordinated debt indenture trustee and the institutional trustee for the Trusts described above. We and certain of our affiliates maintain banking relationships with Bank One Trust Company, N.A. and certain of its affiliates, which relationships are described above under "Description of the Debt Securities We May Offer--Regarding the Trustee".



GOVERNING LAW

     The trust guarantee will be governed by and construed in accordance with the laws of the State of New York.


EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES AND THE TRUST GUARANTEE

     As long as we may make payments of interest and any other payments when they are due on the subordinated debt securities held by the Trust, those payments will be sufficient to cover distributions and any other payments due on the preferred securities issued by the Trust because of the following factors:

     o the total principal amount of the subordinated debt securities held by the Trust will be equal to the total stated liquidation amount of the preferred securities and common securities issued by the Trust;

     o the interest rate and the interest payment dates and other payment dates on the subordinated debt securities held by the Trust will match the distribution rate and distribution payment dates and other payment dates for the preferred securities and common securities issued by the Trust;

     o we will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the Trust (other than obligations under the trust securities); and

     o the amended and restated declaration of trust will further provide that the Trust is not authorized to engage in any activity that is not consistent with its limited purposes.

     We will irrevocably guarantee payments of distributions and other amounts due on the preferred securities to the extent the Trust has funds available to pay such amounts as and to the extent set forth under "Description of Trust Guarantees". Taken together, our obligations under the subordinated debt securities, the subordinated debt indenture, the amended and restated declaration of trust and the trust guarantee will provide a full, irrevocable and unconditional guarantee of the Trust's payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this trust guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred securities.

     If and to the extent that we do not make the required payments on the subordinated debt securities, the Trust will not have sufficient funds to make its related payments, including distributions on the preferred securities. Our trust guarantee will not cover any payments when the Trust does not have sufficient funds available to make those payments. Your remedy, as a holder of preferred securities, is to institute a direct action against us. Our obligations under the trust guarantee will be subordinate to all of our senior indebtedness.


                      LEGAL OWNERSHIP AND GLOBAL SECURITIES


LEGAL OWNERSHIP

"STREET NAME" AND OTHER INDIRECT HOLDERS

     Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of securities. This is called holding in "street name". Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to forfeit these securities payments. If your new securities are in "street name", you should check with your own institution to find out:

     o    How it handles securities payments and notices.

     o    Whether it imposes fees or charges.

     o    How it would handle voting if ever required.

     o Whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below.

     o How it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not fulfill this obligation.

GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly-held security, as described above under "--Legal Ownership--`Street Name' and Other Indirect Holders". We may choose to issue some or all of the securities in the form of global securities, in which case the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the "depositary". Any person wishing to own a global security must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your securities will be issued only in the form of global securities.

     SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

     An investor should be aware that if securities are issued only in the form of global securities:

     o The investor cannot get the securities registered in his or her own name.

     o The investor cannot receive physical certificates for his or her interest in the securities.

     o The investor will be a "street name" holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities. See the discussion above under "--Legal Ownership--`Street Name' and Other Indirect Holders".

     o The depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.


     o The laws of some jurisdictions require that certain purchasers receive physical certificates for their interests in the securities. These laws may impair the ability to transfer beneficial interests in a global security.


     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, a global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in "street name" will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in the securities transferred to their own name so that they will be direct holders. The rights of "street name" investors and direct holders in the securities have been described above under "--Legal Ownership--'Street Name' and Other Indirect Holders" and "--Legal Ownership--Direct Holders".

     The special situations for termination of a global security are:

     o When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

     o When an event of default on the securities has occurred and has not been cured. (Defaults are discussed above in connection with the relevant securities)

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular securities covered by the prospectus supplement. When a global security terminates, the depositary (and not the company or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

                              PLAN OF DISTRIBUTION

     We and the Trust may offer and sell the securities from time to time as follows:

     o    to or through underwriters or dealers;

     o    directly to other purchasers;

     o    through designated agents; or

     o    through a combination of any of these methods of sale.

     Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

     Because the National Association of Securities Dealers, Inc. ("NASD") views securities such as the preferred securities as interest in a direct participation program, any offering of preferred securities by the Trust will be made in compliance with Rule 2810 of the NASD's Conduct Rules.

     In some cases, we and the Trusts may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities we and the Trusts distribute by any of these methods may be sold to the public, in one or more transactions, either:

     o    at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to prevailing market prices; or

     o    at negotiated prices.

     We and the Trusts may solicit offers to purchase securities directly from the public from time to time. We and the Trusts may also designate agents from time to time to solicit offers to purchase securities from the public on our or the Trusts' behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we or the Trusts may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

     In connection with the sale of securities, underwriters may receive compensation from us or the Trust or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or the Trusts and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

     Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol "AYE". We and the Trusts may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

     If dealers are utilized in the sale of the securities, we and the Trusts will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

     Securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the 1933 Act, in connection with the securities remarketed thereby.

     We and the Trusts may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and the Trusts against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

     In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

     Underwriters, dealers and agents may engage in transactions with or perform services for us or the Trusts, or be customers of ours or the Trusts, in the ordinary course of business.


                           VALIDITY OF THE SECURITIES

     The validity of any securities issued hereunder will be passed upon for us by Sullivan & Cromwell, New York, New York, our counsel, and for the Trusts with respect to certain matters of Delaware law by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trusts. Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities issued hereunder will be passed upon for any agents or underwriters by Simpson Thacher & Bartlett. Sullivan & Cromwell and Simpson Thacher & Bartlett will rely upon Robert R. Winter, Esq. as to all matters of Maryland law and Richards, Layton & Finger, P.A. as to matters of Delaware law relating to the Trusts.

                                     EXPERTS


     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of Allegheny Energy, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any information furnished under Item 9 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus and the registration statement. We furnished information under Item 9 of our Current Report on Form 8-K on February 1, 2002.


     We incorporate by reference the documents listed below, any filings that we make after the date of filing the initial registration statement and prior to the effectiveness of that registration statement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered.


     o The Annual Report on Form 10-K for the year ended December 31, 2001 (as amended on Form 10-K/A).

     You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:


     Allegheny Energy, Inc.
     10435 Downsville Pike
     Hagerstown, MD 21740-1766
     Attention: Marleen L. Brooks
                Secretary
     Telephone: (301) 665-2704

     We have not included or incorporated by reference in this prospectus any separate financial statements of the Trusts. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

     o    we will own all of the voting securities of the Trusts;

     o the Trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our subordinated debt securities; and

     o we are fully and unconditionally guaranteeing the obligations of the Trusts as described in this prospectus.

     Although the Trusts would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the Trusts from filing this information for as long as we continue to file our information with the SEC.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

                                                                  ESTIMATED
                                                                   AMOUNTS
                                                                 ----------
     Securities and Exchange Commission registration fee
       under the 1933 Act ...................................... $  138,000
     Printing and engraving expenses ...........................    400,000
     Legal fees and expenses ...................................    250,000
     Accountants' fees and expenses ............................    225,000
     Stock Exchange Listing fees ...............................     50,000
     Trustee fees and expenses .................................     50,000
     Blue Sky expenses .........................................     10,000
     Rating Agency fees ........................................    250,000
     Miscellaneous .............................................     50,000
                                                                 ----------
         Total ................................................. $1,423,000
                                                                 ==========

----------

* Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated. All of the above fees and expenses will be borne by Allegheny Energy, Inc.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Article XIII of the Articles of Incorporation of the Company, Article VI of the By-laws of the Company, as amended, and Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, directors and officers are entitled to indemnification by Allegheny against liability which they may incur in their respective capacities as directors and officers under certain circumstances. Directors and Officers' Liability Insurance is carried in an amount of $85,000,000 with a $500,000 corporate reimbursement. In the Underwriting Agreement, each underwriter will agree to indemnify the directors of, certain officers of, and persons who control Allegheny, within the meaning of the Securities Act of 1933, against liabilities resulting from information that such underwriter supplies for the Registration Statement.

     Each declaration of trust limits the liability of the Trust and certain other persons and provides for the indemnification by the Trust or us of the trustees, their officers, directors and employees and certain other persons.


ITEM 16. EXHIBITS.

   1.1    Form of Underwriting Agreement for debt securities.*

   1.2    Form of Underwriting Agreement for common stock.*

   1.3    Form of Underwriting Agreement for warrants.*

   1.4    Form of Underwriting Agreement for preferred securities.*

   1.5    Form of Underwriting Agreement for stock purchase contracts.*

   1.6    Form of Underwriting Agreement for units.*

   3.1 Articles of Restatement of Charter of Allegheny Energy, Inc., as amended September 16, 1997 (incorporated herein by reference to Exhibit 3.1 of Allegheny's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-267)).

   3.2 Articles Supplementary of Allegheny Energy, Inc., dated July 15, 1999 (incorporated herein by reference to Exhibit 3.1 of Allegheny's Current Report on Form 8-K, as filed with the Commission on July 20, 1999 (File No. 1-267)).

   3.3 By-laws of Allegheny Energy, Inc., as amended (incorporated herein by reference to Exhibit 3.2 of Allegheny's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-267)).

   4.1 Stockholder Protection Rights Agreement, dated as of March 2, 2000, between Allegheny Energy, Inc. and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated herein by reference to Exhibit 4 of Allegheny's Current Report on Form 8-K, as filed with the Commission on March 6, 2000 (File No. 1-267)).

   4.2 Indenture for senior debt securities (incorporated herein by reference to Exhibit 4.1 of Allegheny's Current Report on Form 8-K, as filed with the Commission on August 17, 2000 (File No. 1-267)).

   4.3    Form of Indenture for subordinated debt securities.**

   4.4    Form of Common Stock Certificate (incorporated herein by reference to
          Exhibit 4(e) of Allegheny's Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3, as filed with the Commission on April 4, 2001 (File No. 333-56786)).

   4.5    Form of Senior Debt Security (included in Exhibit 4.2).

   4.6    Form of Subordinated Debt Security (included in Exhibit 4.3).

   4.7 Form of Preferred Security issued by Allegheny Capital Trust I (included in Exhibit 4.19).

   4.8 Form of Common Security issued by Allegheny Capital Trust I (included in Exhibit 4.19).

   4.9 Form of Preferred Security issued by Allegheny Capital Trust II (included in Exhibit 4.22).

   4.10 Form of Common Security issued by Allegheny Capital Trust II (included in Exhibit 4.22).

   4.11 Form of Preferred Security issued by Allegheny Capital Trust III (included in Exhibit 4.25).

   4.12 Form of Common Security issued by Allegheny Capital Trust III (included in Exhibit 4.25).

   4.13   Form of Warrant Agreement.**

   4.14 Form of Stock Purchase Contract Agreement, including the form of the Security Certificate.*

   4.15   Form of Unit Agreement, including form of Unit Certificate.*

   4.16   Form of Pledge Agreement.*

   4.17   Certificate of Trust of Allegheny Capital Trust I.**

   4.18   Declaration of Trust of Allegheny Capital Trust I.**

   4.19 Form of Amended and Restated Declaration of Trust for Allegheny Capital Trust I.**

   4.20   Certificate of Trust of Allegheny Capital Trust II.**

   4.21   Declaration of Trust of Allegheny Capital Trust II.**

   4.22 Form of Amended and Restated Declaration of Trust for Allegheny Capital Trust II.**

   4.23   Certificate of Trust of Allegheny Capital Trust III.**

   4.24   Declaration of Trust of Allegheny Capital Trust III.**

   4.25 Form of Amended and Restated Declaration of Trust for Allegheny Capital Trust III.**

   4.26 Form of Preferred Securities Guarantee Agreement relating to Allegheny Capital Trust I.**

   4.27 Form of Preferred Securities Guarantee Agreement relating to Allegheny Capital Trust II.**

   4.28 Form of Preferred Securities Guarantee Agreement relating to Allegheny Capital Trust III.**

   4.29 Form of Common Securities Guarantee Agreement relating to Allegheny Capital Trust I.**

   4.30 Form of Common Securities Guarantee Agreement relating to Allegheny Capital Trust II.**

   4.31 Form of Common Securities Guarantee Agreement relating to Allegheny Capital Trust III.**

   5.1    Opinion of Richards, Layton & Finger, P.A.


   5.2    Opinion of Sullivan & Cromwell.**

   12     Computation of ratios of earnings to fixed charges.

   23.1   Consent of PricewaterhouseCoopers LLP.

   23.2   Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).

   23.3   Consent of Sullivan & Cromwell (included in Exhibit 5.2).


   24     Powers of Attorney.**

   25.1 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee under the Subordinated Debt Indenture for the Subordinated Debt Securities.**

   25.2 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee under the Amended and Restated Declaration of Trust for Allegheny Capital Trust I.**

   25.3 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee for the Preferred Securities Guarantee Agreement for the benefit of the holders of the Preferred Securities of Allegheny Capital Trust I.**

   25.4 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee under the Amended and Restated Declaration of Trust for Allegheny Capital Trust II.**

   25.5 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee for the Preferred Securities Guarantee Agreement for the benefit of the holders of the Preferred Securities of Allegheny Capital Trust II.**

   25.6 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee under the Amended and Restated Declaration of Trust for Allegheny Capital Trust III.**

   25.7 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee for the Preferred Securities Guarantee Agreement for the benefit of the holders of the Preferred Securities of Allegheny Capital Trust III.**

----------
* To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities.
** Previously filed.


ITEM 17. UNDERTAKINGS.

      (1)   The undersigned registrants hereby undertake:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        PROVIDED, HOWEVER, that paragraphs (1)(a)(i) and
                        (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Allegheny Energy, Inc.'s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (No. 333-82176) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hagerstown, Maryland, on April 8, 2002.


                                         ALLEGHENY ENERGY, INC.




                                         By:  /s/ Regis F. Binder
                                              -------------------
                                             Name:  Regis F. Binder
                                             Title: Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement (No. 333-82176) has been signed by the following persons in the indicated capacities on April 8, 2002.


       SIGNATURE                               TITLE

                               Chairman, President, Chief Executive Officer
          *                    and Director
-----------------------
    (Alan J. Noia)

                               Senior Vice-President and Chief Financial Officer
          *                    (Principal Financial Officer)
-----------------------
 (Bruce E. Walenczyk)

                               Vice-President and Controller (Principal
          *                    Accounting Officer)
-----------------------
   (Thomas J. Kloc)

          *                    Member of the Board of Directors
-----------------------
    (Eleanor Baum)

          *                    Member of the Board of Directors
-----------------------
  (Lewis B. Campbell)

          *                    Member of the Board of Directors
-----------------------
  (James J. Hoecker)

          *                    Member of the Board of Directors
-----------------------
 (Wendell F. Holland)

          *                    Member of the Board of Directors
-----------------------
   (Ted J. Kleisner)

          *                    Member of the Board of Directors
-----------------------
 (Frank A. Metz, Jr.)

          *                    Member of the Board of Directors
-----------------------
   (Steven H. Rice)

          *                    Member of the Board of Directors
-----------------------
  (Gunnar E. Sarsten)




    *By: /s/ Thomas K. Henderson
        ------------------------
      Name: Thomas K. Henderson
       Title: Attorney-in-Fact

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (No. 333-82176-03) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hagerstown, Maryland, on April 8, 2002.


                                              ALLEGHENY CAPITAL TRUST I

                                              By: ALLEGHENY ENERGY, INC.,
                                                  as Sponsor




                                             By: /s/ Regis F. Binder
                                                 -------------------------------
                                             Name:  Regis F. Binder
                                             Title: Vice President and Treasurer

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (No. 333-82176-02) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hagerstown, Maryland, on April 8, 2002.


                                             ALLEGHENY CAPITAL TRUST II

                                             By: ALLEGHENY ENERGY, INC.,
                                                 as Sponsor




                                             By: /s/ Regis F. Binder
                                                 -------------------------------
                                             Name:  Regis F. Binder
                                             Title: Vice President and Treasurer

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (No. 333-82176-01) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hagerstown, Maryland, on April 8, 2002.


                                             ALLEGHENY CAPITAL TRUST III

                                             By: ALLEGHENY ENERGY, INC.,
                                                 as Sponsor




                                             By: /s/ Regis F. Binder
                                                 -------------------------------
                                             Name:  Regis F. Binder
                                             Title: Vice President and Treasurer

                                INDEX TO EXHIBITS


EXHIBITS.

   1.1    Form of Underwriting Agreement for debt securities.*

   1.2    Form of Underwriting Agreement for common stock.*

   1.3    Form of Underwriting Agreement for warrants.*

   1.4    Form of Underwriting Agreement for preferred securities.*

   1.5    Form of Underwriting Agreement for stock purchase contracts.*

   1.6    Form of Underwriting Agreement for units.*

   3.1 Articles of Restatement of Charter of Allegheny Energy, Inc., as amended September 16, 1997 (incorporated herein by reference to Exhibit 3.1 of Allegheny's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-267)).

   3.2 Articles Supplementary of Allegheny Energy, Inc., dated July 15, 1999 (incorporated herein by reference to Exhibit 3.1 of Allegheny's Current Report on Form 8-K, as filed with the Commission on July 20, 1999 (File No. 1-267)).

   3.3 By-laws of Allegheny Energy, Inc., as amended (incorporated herein by reference to Exhibit 3.2 of Allegheny's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-267)).

   4.1 Stockholder Protection Rights Agreement, dated as of March 2, 2000, between Allegheny Energy, Inc. and ChaseMellon Shareholder Services L.L.C., as Rights Agent (incorporated herein by reference to Exhibit 4 of Allegheny's Current Report on Form 8-K, as filed with the Commission on March 6, 2000 (File No. 1-267)).

   4.2 Indenture for senior debt securities (incorporated herein by reference to Exhibit 4.1 of Allegheny's Current Report on Form 8-K, as filed with the Commission on August 17, 2000 (File No. 1-267)).


   4.3    Form of Indenture for subordinated debt securities.**


   4.4    Form of Common Stock Certificate (incorporated herein by reference to
          Exhibit 4(e) of Allegheny's Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3, as filed with the Commission on April 4, 2001 (File No. 333-56786)).

   4.5    Form of Senior Debt Security (included in Exhibit 4.2).

   4.6    Form of Subordinated Debt Security (included in Exhibit 4.3).

   4.7 Form of Preferred Security issued by Allegheny Capital Trust I (included in Exhibit 4.19).

   4.8 Form of Common Security issued by Allegheny Capital Trust I (included in Exhibit 4.19).

   4.9 Form of Preferred Security issued by Allegheny Capital Trust II (included in Exhibit 4.22).

   4.10 Form of Common Security issued by Allegheny Capital Trust II (included in Exhibit 4.22).

   4.11 Form of Preferred Security issued by Allegheny Capital Trust III (included in Exhibit 4.25).

   4.12 Form of Common Security issued by Allegheny Capital Trust III (included in Exhibit 4.25).


   4.13   Form of Warrant Agreement.**


   4.14 Form of Stock Purchase Contract Agreement, including the form of the Security Certificate.*

   4.15   Form of Unit Agreement, including form of Unit Certificate.*

   4.16   Form of Pledge Agreement.*


   4.17   Certificate of Trust of Allegheny Capital Trust I.**

   4.18   Declaration of Trust of Allegheny Capital Trust I.**

   4.19 Form of Amended and Restated Declaration of Trust for Allegheny Capital Trust I.**

   4.20   Certificate of Trust of Allegheny Capital Trust II.**

   4.21   Declaration of Trust of Allegheny Capital Trust II.**

   4.22 Form of Amended and Restated Declaration of Trust for Allegheny Capital Trust II.**

   4.23   Certificate of Trust of Allegheny Capital Trust III.**

   4.24   Declaration of Trust of Allegheny Capital Trust III.**

   4.25 Form of Amended and Restated Declaration of Trust for Allegheny Capital Trust III.**

   4.26 Form of Preferred Securities Guarantee Agreement relating to Allegheny Capital Trust I.**

   4.27 Form of Preferred Securities Guarantee Agreement relating to Allegheny Capital Trust II.**

   4.28 Form of Preferred Securities Guarantee Agreement relating to Allegheny Capital Trust III.**

   4.29 Form of Common Securities Guarantee Agreement relating to Allegheny Capital Trust I.**

   4.30 Form of Common Securities Guarantee Agreement relating to Allegheny Capital Trust II.**

   4.31 Form of Common Securities Guarantee Agreement relating to Allegheny Capital Trust III.**


   5.1    Opinion of Richards, Layton & Finger, P.A.


   5.2    Opinion of Sullivan & Cromwell.**

   12     Computation of ratios of earnings to fixed charges.


   23.1   Consent of PricewaterhouseCoopers LLP.

   23.2   Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).

   23.3   Consent of Sullivan & Cromwell (included in Exhibit 5.2).


   24     Powers of Attorney.**

   25.1 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee under the Subordinated Debt Indenture for the Subordinated Debt Securities.**

   25.2 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee under the Amended and Restated Declaration of Trust for Allegheny Capital Trust I.**

   25.3 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee for the Preferred Securities Guarantee Agreement for the benefit of the holders of the Preferred Securities of Allegheny Capital Trust I.**

   25.4 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee under the Amended and Restated Declaration of Trust for Allegheny Capital Trust II.**

   25.5 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee for the Preferred Securities Guarantee Agreement for the benefit of the holders of the Preferred Securities of Allegheny Capital Trust II.**

   25.6 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee under the Amended and Restated Declaration of Trust for Allegheny Capital Trust III.**

   25.7 Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of Bank One Trust Company, N.A., to act as trustee for the Preferred Securities Guarantee Agreement for the benefit of the holders of the Preferred Securities of Allegheny Capital Trust III.**

----------
* To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the securities.
** Previously filed.